Exhibit (d-1)

                                  SPECTRA FUND

                          INVESTMENT ADVISORY AGREEMENT

         Agreement, made as of December 12, 2006 by and between SPECTRA FUND, a Massachusetts business trust (hereinafter sometimes called the "Trust"), and FRED ALGER MANAGEMENT, INC., a New York corporation (hereinafter sometimes called "Alger Management").

                              W I T N E S S E T H:

         WHEREAS, the Trust and Alger Management wish to enter into an agreement setting forth the terms on which Alger Management will perform certain investment advisory services for the portfolios of the Trust named on Schedule I hereto, as such Schedule may be revised from time to time (each, a "Portfolio");

         NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and Alger Management agree as follows:

                  1. The Trust hereby employs Alger Management to manage the investment and reinvestment of the assets of each Portfolio in accordance with such Portfolio's investment objectives and policies, subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms in this Agreement set forth. Alger Management hereby accepts such employment and agrees during such period to supervise each Portfolio's investments generally and conduct a continual program of evaluation of each Portfolio's assets, and to otherwise render the services and to assume the obligations herein set forth. Alger Management shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                  2. Alger Management will bear all expenses in connection with the performance of its services under this Agreement. The Trust assumes and shall pay all expenses of the Trust, including, without limitation: (1) the charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of its cash, securities and other property, (2) the charges and expenses of bookkeeping and of auditors, (3) the charges and expenses of any transfer agents and registrars appointed by the Trust, (4) brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party, (5) all taxes and corporate fees payable by the Trust to federal, state and other governmental agencies, (6) the cost of stock certificates representing shares of the Trust, (7) fees and expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC and qualifying its shares under state or other securities laws, including the preparation and printing of prospectuses for filing with said Commission and other authorities, (8) all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders, (9) fees of Trustees of the Trust who are not officers, directors or employees of Alger Management or any of its affiliates, (10) charges of any independent pricing service retained to assist in valuing the assets of the Trust, (11) the Trust's proportionate share of insurance premiums, (12) costs attributable to shareholder services, including, without limitation, telephone and personnel expenses, and (13) charges and expenses of legal counsel for the Trust in connection with legal matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's corporate existence, corporate and financial structure and


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         relations with its shareholders,  registrations  and  qualifications of securities under federal, state and other laws, issues of securities and expenses which the Trust has herein assumed.

                  3. If in any fiscal year the aggregate expenses of any Portfolio (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage expenses, distribution fees, litigation expenses, and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitation imposed by any state having jurisdiction over the Trust, the Manger will reimburse the Trust for such excess expense to the extent of its fee. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

                  4. In consideration of the services rendered pursuant to this Agreement, each Portfolio will pay Alger Management on the first business day of each month a fee for the previous month at the annual rate set forth opposite such Portfolio's name on Schedule I hereto. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manger, the value of the net assets shall be computed at the times and in manner specified in the Trust's Prospectus and Statement of Additional Information as from time to time in effect.

                  5. The services of the Manger to the Trust hereunder are not to be deemed exclusive, and Alger Management shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

                  6. The Trust shall cause its book and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Trust.

                  7. Subject to and in accordance with the governing instruments of the Trust and the Certificate of Incorporation of Alger Management, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manger (or any successor thereof ) as directors, officers or stockholders, or otherwise, that directors, officers, agents and stockholders of Alger Management are or may be interested in the Trust as trustees, officers, shareholders or otherwise, that Alger Management (or any successor) is or may be interested in the Trust as shareholder or otherwise, and that the effect of any such adverse interests shall be governed by said governing instruments or Certificate of Incorporation.

                  8. As to each Portfolio, this Agreement shall remain in effect until the date set forth opposite such Portfolio's name on
         Schedule I hereto (the "Reapproval Date") and shall continue in effect from year to year thereafter if its continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or
         (ii) the vote of a majority of such Portfolio's outstanding voting securities; provided, however, that in either event the continuance of this contract must also be approved by a vote of a majority of the trustees of the Trust who are not party to this contract cast in person at a meeting called for the purpose of voting upon such approval. As to each Portfolio, this contract may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of such Portfolio's outstanding voting securities on sixty days' notice to Alger Management. This contract may be terminated by Alger Management on ninety days' written notice to the Trust and shall immediately terminate in the event of its assignment. Any notice under this contract shall be

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         given in writing,  addressed and delivered,  or mailed postpaid, to the other party at any office of such party.

                  9. In consideration for the Manger's entering into this Agreement, the Trust agrees that Alger Management, subject to the overall control and supervision of the Board of Trustees of the Trust, and subject to the primary obligation of the Trust and Alger Management to obtain the best price and the best execution of all orders, may select in its discretion the brokers or dealers, which may when appropriate include Fred Alger & Company, Incorporated, that shall execute portfolio transactions for the Trust and the brokers or dealers that shall receive or share directly or indirectly in any commission or similar fees. Pursuant to the provisions of Section 11(a) of the Securities Exchange Act of 1934, the Trust authorizes Alger Management to select a broker which is affiliated with Alger Management. In such case, the Trust consents that the broker may retain any compensation in connection with effecting transactions. The Trust may revoke such consent at any time upon written notice given to Alger Management.

                  10.      As to the Trust or each Portfolio,  as appropriate in
         the circumstances, this Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved by vote of a majority of the outstanding voting securities of the Trust or such Portfolio, as the case may be. The terms "majority of the outstanding voting securities, "interested person" and "assignment" shall have, for all purposes of this Agreement, the meaning provided therefor in the federal Investment Company Act of 1940.

                  11.      This  Agreement  has been  executed  on behalf of the
         Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding on the assets and property of the Trust only and shall not be binding on any trustee, officer of shareholder of the Trust individually.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the day and year first above written.

                                  SPECTRA FUND

                                  By:      /s/ Hal Liebes
                                       -----------------------------

                                  FRED ALGER MANAGEMENT, INC.

                                  By:      /s/ Hal Liebes
                                       -----------------------------

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                                   SCHEDULE I

                                          Annual Fee
                                             as a
                                  Percentage of Average Daily      Reapproval
     Name of Portfolio                     Net Assets                 Date
     -----------------            ---------------------------      ----------

Spectra Fund                                 1.46%            September 30, 2008
Spectra Green Fund                            .71%            September 30, 2008
Spectra Alchemy Fund                          .85%            September 30, 2008
Spectra International
  Opportunities Fund                         1.00%            September 30, 2008


As revised:  January 17, 2006


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